EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
World Energy Solutions, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-140014) of World Energy Solutions, Inc. and subsidiary of our report dated August 13, 2007, with respect to the balance sheets of EnergyGateway, LLC as of December 31, 2006 and 2005, and the related statements of income, members’ equity and cash flows for each of the two years in the period ended December 31, 2006, which report appears in this Form 8-K/A of World Energy Solutions, Inc. and subsidiary.

/s/ UHY LLP

Boston, Massachusetts
August 13, 2007